Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Surmodics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$629,914,481.60(1)(2)	0.0001476	$92,975.38(3)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$629,914,481.60
Total Fees Due for Filing			$92,975.38
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$92,975.38

(1)	Aggregate number of securities to which transaction applies:

As of June 18, 2024, the maximum number of shares of our common stock to which this transaction applies is estimated to be 15,631,838, which consists of:

(a)	14,266,271 shares of our common stock (including restricted stock) entitled to receive the per share merger consideration of $43.00;
(b)
1,181,615 shares of our common stock underlying in-the-money stock options entitled to receive the excess, if any, of the per share merger consideration of $43.00 over the applicable per share exercise price;

(c)	121,670 shares of our common stock underlying restricted stock units entitled to receive the per share merger consideration of $43.00; and
(d)	62,282 shares of our common stock reserved for issuance under the Surmodics, Inc. 1999 Employee Stock Purchase Plan (the “ESPP”) entitled to receive the per share merger consideration of $43.00.

(2)	Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Estimated solely for the purposes of calculating the filing fee, as of June 18, 2024, the underlying value of the transaction was calculated as the sum of:

(a)	the product of 14,266,271 shares of our common stock (included restricted stock) and the per share merger consideration of $43.00;
(b)
the product of 1,181,615 shares of our common stock underlying in-the-money stock options and $7.24, which is the difference between the per share merger consideration of $43.00 and the in-the-money stock options’ weighted-average exercise price of $35.76;

(c)	the product of 121,670 shares of our common stock underlying restricted stock units and the per share merger consideration of $43.00; and
(d)	the product of 62,282 shares of our common stock reserved for issuance under the ESPP and the per share merger consideration of $43.00.

(3)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in Note 2 by 0.0001476.